Exhibit 99.1
EARNINGS RELEASE
By:    Expeditors International of Washington, Inc.
1015 Third Avenue, Suite 1200
Seattle, Washington 98104
CONTACTS:

Jeffrey S. Musser	Bradley S. Powell	Geoffrey Buscher
President and Chief Executive Officer	Senior Vice President and Chief Financial Officer	Director - Investor Relations
(206) 674-3433	(206) 674-3412	(206) 892-4510

FOR IMMEDIATE RELEASE
__________________________________________________________________________________________________________________________________________________________________________
EXPEDITORS REPORTS FIRST QUARTER 2017 EPS OF $0.51
SEATTLE, WASHINGTON - May 2, 2017, Expeditors International of Washington, Inc. (NASDAQ:EXPD) today announced first quarter 2017 financial results including the following highlights compared to the same quarter of 2016:

•	Diluted Net Earnings Attributable to Shareholders per share (EPS1) decreased 4% to $0.51

•	Net Earnings Attributable to Shareholders decreased 3% to $93 million

•	Operating Income decreased 4% to $146 million

•	Revenues increased 9% to $1.5 billion

•	Net Revenues[2] increased 2% to $528 million

•	Airfreight tonnage volume increased 16% and ocean container volume increased 7%

“Similar to the past few quarters, our people continued to execute well and we again increased volumes and grew market share,” said Jeffrey S. Musser, President and Chief Executive Officer. “We were especially pleased with the performance of our Transcon and customs brokerage teams, as they increased business with existing customers and also brought on new customers, proving our investments in those areas are bearing fruit. We remain deeply committed to the strategy we have laid out that continues to develop and grow our core business, leading to the purposeful growth in market share that we have been seeing. At the same time, we understand that we must continue to make future investments to remain in the market leading position our customers expect from us in terms of execution and innovation. Technology continues to advance at a rapid pace and we expect to remain at the leading edge of those changes.

“As expected and previously noted, we continued to experience the rate pressure that we have seen in recent quarters. Over the long term, we expect this rate volatility to subside and that we will return to more historical pricing patterns. In the meantime, we continue to refine our processes and carefully execute against our strategy to position our company for further growth.”

Bradley S. Powell, Senior Vice President and Chief Financial Officer, added, “Operating income as a percentage of net revenue was 28%, which is below our 30% operating benchmark, largely due to volume increases being offset by lower average net rates. Employee headcount and operating expenses increased during the quarter, as we continued to invest in people to handle the increases in freight volumes and to develop and deliver improved technology and processes related to our global network. We will continue to make these important investments in people, processes and technology, as well as to invest in our strategic efforts to explore new areas for long-term profitable growth.”

Expeditors is a global logistics company headquartered in Seattle, Washington. The company employs trained professionals in 177 district offices and numerous branch locations located on six continents linked into a seamless worldwide network through an integrated information management system. Services include the consolidation or forwarding of air and ocean freight, customs brokerage, vendor consolidation, cargo insurance, time-definite transportation, order management, warehousing and distribution and customized logistics solutions.

_______________________
1Diluted earnings attributable to shareholders per share.
2Non-GAAP measure calculated as revenues less directly related operating expenses attributable to the Company's principal services. See reconciliation on the last page of this release.
NOTE: See Disclaimer on Forward-Looking Statements on the following page of this release.

Expeditors International of Washington, Inc.
First Quarter 2017 Earnings Release, May 2, 2017
Financial Highlights for the Three months ended March 31, 2017 and 2016 (Unaudited)
(in 000's of US dollars except per share data)

	Three months ended March 31,
	2017	2016	% Change
Revenues	$1,545,132	$1,418,472	9%
Net revenues[1]	$527,605	$517,069	2%
Operating income	$146,114	$151,826	(4)%
Net earnings attributable to shareholders	$93,264	$96,584	(3)%
Diluted earnings attributable to shareholders per share	$0.51	$0.53	(4)%
Basic earnings attributable to shareholders per share	$0.52	$0.53	(2)%
Diluted weighted average shares outstanding	182,094	183,018
Basic weighted average shares outstanding	180,062	182,010
_______________________
1Non-GAAP measure calculated as revenues less directly related operating expenses attributable to the Company's principal services. See reconciliation on the last page of this release.

During the three-month periods ended March 31, 2017 and 2016, we repurchased 1 million and 1.5 million shares of common stock at an average price of $56.49 and $47.79 per share, respectively.

	Employee headcount as of March 31,
	2017	2016
North America	5,902	5,652
Europe	2,887	2,731
North Asia	2,503	2,457
Middle East, Africa and India	1,503	1,479
South Asia	1,414	1,327
Latin America	777	775
Information Systems	874	765
Corporate	362	332
Total	16,222	15,518

	Year-over-year percentage increase (decrease) in:
	Airfreight kilos	Ocean freight FEU
2017
January	10%	15%
February	17%	(1)%
March	20%	6%
Quarter	16%	7%
_______________________
Investors may submit written questions via e-mail to: investor@expeditors.com. Questions received by the end of business on May 5, 2017 will be considered in management's 8-K “Responses to Selected Questions” expected to be filed on or about May 12, 2017.

Disclaimer on Forward-Looking Statements:
Certain portions of this release contain forward-looking statements which are based on certain assumptions and expectations of future events that are subject to risks and uncertainties, including comments on future margin expectations, ability to adapt to changing business cycles, ability to increase volumes and manage buy and sell rates, quality growth over the long term, expectations for rate volatility and the current rate environment, driving incremental efficiencies in our processes, investing in people and technology, executing our strategic initiatives, and our ability to remain at the forefront of technological innovation. Actual future results and trends may differ materially from historical results or those projected in any forward-looking statements depending on a variety of factors including, but not limited to, the future success of our business model, our ability to maintain consistent and stable operating results, our ability to perpetuate profits, changes in customer demand for Expeditors’ services caused by a general economic slow-down, changes in global trade volumes, customers’ inventory build-up, decreased consumer confidence, volatility in equity markets, energy and fuel prices, geopolitical changes, foreign exchange rates, regulatory actions or changes or the unpredictable acts of competitors and other risks, risk factors and uncertainties detailed in our Annual Report as updated by our reports on Form 10-Q, filed with the Securities and Exchange Commission.

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands, except per share data)
(Unaudited)

	March 31, 2017	December 31, 2016
Assets
Current Assets:
Cash and cash equivalents	$1,156,043	$974,435
Accounts receivable, net	1,126,488	1,190,130
Other current assets	119,265	54,014
Total current assets	2,401,796	2,218,579
Property and equipment, net	463,604	536,572
Goodwill	7,927	7,927
Other assets, net	29,392	27,793
	$2,902,719	$2,790,871
Liabilities and Equity
Current Liabilities:
Accounts payable	$701,122	$726,571
Accrued expenses, primarily salaries and related costs	205,255	185,502
Federal, state and foreign income taxes	20,427	17,858
Total current liabilities	926,804	929,931
Deferred Federal and state income taxes	24,195	13,727

Commitments and contingencies

Shareholders’ Equity:
Preferred stock; none issued	—	—
Common stock, par value $0.01 per share. Issued and outstanding 179,924 shares at March 31, 2017 and 179,857 shares at December 31, 2016	1,800	1,799
Additional paid-in capital	4,721	2,642
Retained earnings	2,038,053	1,944,789
Accumulated other comprehensive loss	(95,678)	(104,592)
Total shareholders’ equity	1,948,896	1,844,638
Noncontrolling interest	2,824	2,575
Total equity	1,951,720	1,847,213
	$2,902,719	$2,790,871

02-May-2017	Expeditors International of Washington, Inc.	Page 3 of 7

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Earnings
(In thousands, except per share data)
(Unaudited)

	Three months ended
	March 31,
	2017	2016
Revenues:
Airfreight services	$615,545	$560,853
Ocean freight and ocean services	493,759	454,192
Customs brokerage and other services	435,828	403,427
Total revenues	1,545,132	1,418,472
Operating Expenses:
Airfreight services	443,404	388,777
Ocean freight and ocean services	366,063	323,020
Customs brokerage and other services	208,060	189,606
Salaries and related costs	292,580	283,355
Rent and occupancy costs	28,130	26,859
Depreciation and amortization	11,927	11,329
Selling and promotion	10,915	9,432
Other	37,939	34,268
Total operating expenses	1,399,018	1,266,646
Operating income	146,114	151,826
Other Income (Expense):
Interest income	2,741	2,779
Other, net	298	879
Other income (expense), net	3,039	3,658
Earnings before income taxes	149,153	155,484
Income tax expense	55,586	58,437
Net earnings	93,567	97,047
Less net earnings attributable to the noncontrolling interest	303	463
Net earnings attributable to shareholders	$93,264	$96,584
Diluted earnings attributable to shareholders per share	$0.51	$0.53
Basic earnings attributable to shareholders per share	$0.52	$0.53
Weighted average diluted shares outstanding	182,094	183,018
Weighted average basic shares outstanding	180,062	182,010

02-May-2017	Expeditors International of Washington, Inc.	Page 4 of 7

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three months ended
	March 31,
	2017	2016
Operating Activities:
Net earnings	$93,567	$97,047
Adjustments to reconcile net earnings to net cash from operating activities:
Provision for losses on accounts receivable	931	578
Deferred income tax expense	5,593	9,896
Stock compensation expense	10,623	10,831
Depreciation and amortization	11,927	11,329
Other, net	(351)	36
Changes in operating assets and liabilities:
Decrease in accounts receivable	75,454	112,710
Decrease in accounts payable and accrued expenses	(18,324)	(15,344)
Increase in income taxes payable, net	19,824	10,925
Increase in other current assets	(3,565)	(2,055)
Net cash from operating activities	195,679	235,953
Investing Activities:
Purchase of property and equipment	(12,761)	(14,035)
Other, net	(671)	(559)
Net cash from investing activities	(13,432)	(14,594)
Financing Activities:
Proceeds from issuance of common stock	45,365	41,635
Repurchases of common stock	(53,908)	(70,292)
Net cash from financing activities	(8,543)	(28,657)
Effect of exchange rate changes on cash and cash equivalents	7,904	13,419
Increase in cash and cash equivalents	181,608	206,121
Cash and cash equivalents at beginning of period	974,435	807,796
Cash and cash equivalents at end of period	$1,156,043	$1,013,917
Taxes paid:
Income taxes	$29,146	$37,984

02-May-2017	Expeditors International of Washington, Inc.	Page 5 of 7

EXPEDITORS INTERNATIONAL OF WASHINGTON, INC.
AND SUBSIDIARIES
Business Segment Information
(In thousands)
(Unaudited)

	UNITED STATES	OTHER NORTH AMERICA	LATIN AMERICA	NORTH ASIA	SOUTH ASIA	EUROPE	MIDDLE EAST, AFRICA and INDIA	ELIMI- NATIONS	CONSOLI- DATED
Three months ended March 31, 2017:
Revenues from unaffiliated customers	$426,019	59,899	22,103	566,428	147,240	231,457	91,986	—	1,545,132
Transfers between geographic areas	24,313	2,639	3,635	5,051	5,431	9,322	4,964	(55,355)	—
Total revenues	$450,332	62,538	25,738	571,479	152,671	240,779	96,950	(55,355)	1,545,132
Net revenues	$230,785	25,793	14,916	111,833	37,995	75,958	29,731	594	527,605
Operating income	$52,346	5,051	3,451	53,352	13,224	11,646	7,043	1	146,114
Identifiable assets	$1,536,520	106,068	50,344	514,509	122,765	379,853	188,098	4,562	2,902,719
Capital expenditures	$5,242	234	255	1,240	373	5,078	339	—	12,761
Depreciation and amortization	$7,753	372	320	1,320	531	1,171	460	—	11,927
Equity	$1,192,601	51,812	27,248	371,152	105,726	118,211	119,627	(34,657)	1,951,720
Three months ended March 31, 2016:
Revenues from unaffiliated customers	$407,826	52,106	20,064	497,232	136,418	221,897	82,929	—	1,418,472
Transfers between geographic areas	26,034	2,700	3,601	5,096	5,806	10,361	5,394	(58,992)	—
Total revenues	$433,860	54,806	23,665	502,328	142,224	232,258	88,323	(58,992)	1,418,472
Net revenues	$220,698	27,378	13,733	110,791	39,518	74,541	30,407	3	517,069
Operating income	$48,205	7,291	3,852	55,218	15,691	12,253	9,313	3	151,826
Identifiable assets	$1,236,896	119,258	56,334	455,973	133,940	438,711	216,576	3,852	2,661,540
Capital expenditures	$8,137	311	485	1,085	655	2,119	1,243	—	14,035
Depreciation and amortization	$7,332	364	253	1,319	512	1,098	451	—	11,329
Equity	$978,426	79,312	37,325	300,188	115,606	167,726	137,112	(33,184)	1,782,511

02-May-2017	Expeditors International of Washington, Inc.	Page 6 of 7

Net Revenues (Non-GAAP measure)

We commonly refer to the term “net revenues” when commenting about our Company and the results of its operations. Net revenues are a Non-GAAP measure calculated as revenues less directly related operations expenses attributable to the Company's principal services. We believe that net revenues are a better measure than are total revenues when analyzing and discussing our effectiveness in managing our principal services since total revenues earned as a freight consolidator must consider the carriers' charges to us for carrying the shipment, whereas revenues earned in other capacities include primarily the commissions and fees earned by us. Net revenue is one of our primary operational and financial measures and demonstrates our ability to concentrate and leverage purchasing power through effective consolidation of shipments from customers utilizing a variety of transportation carriers and optimal routings. Using net revenues also provides a commonality for comparison among various services. The following table presents the calculation of net revenues.

	Three months ended
	March 31,
(in thousands)	2017	2016
Total revenues	$1,545,132	$1,418,472
Expenses:
Airfreight services	443,404	388,777
Ocean freight and ocean services	366,063	323,020
Customs brokerage and other services	208,060	189,606
Net revenues	$527,605	$517,069

02-May-2017	Expeditors International of Washington, Inc.	Page 7 of 7